UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2021

Franklin BSP Capital Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01360	85-2950084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4920, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-6700

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2021, Franklin BSP Capital Corporation (the “Corporation”), FBCC Lending I, LLC, a wholly-owned, special purpose financing subsidiary of the Corporation (the “Subsidiary”), and Franklin BSP Capital Adviser L.L.C. (the “Servicer”) entered into a loan and servicing agreement (together with any other documents executed in connection therewith, the “Credit Facility”) with Morgan Stanley Asset Funding, Inc. (“Morgan Stanley”) as administrative agent and U.S. Bank National Association as collateral agent, account bank and collateral custodian. The Credit Facility provides for borrowings of up to $100 million on a committed basis.

The Subsidiary’s obligations under the Credit Facility are secured by a first priority security interest in substantially all of the assets of the Subsidiary, including its portfolio of investments and the Corporation’s equity interest in the Subsidiary. The obligations of the Subsidiary under the Credit Facility are nonrecourse to the Corporation.

Any amounts borrowed under the Credit Facility will mature, and will be due and payable, on the maturity date, which will be March 15, 2025.

Borrowings under the Credit Facility will bear interest at three-month maturity London Interbank Offered Rate (“LIBOR”), with a LIBOR floor of 0.00%, plus a spread of 2.25%. Interest is payable quarterly in arrears. The Subsidiary will be subject to a non-usage fee of 0.50% on the difference between total commitments and the greater of the (i) drawn amounts and (ii) minimum utilization requirement, and, in addition, after the ramp-up period, the Subsidiary would pay interest on undrawn amounts up to the minimum utilization requirement under the Credit Facility if drawn amounts are less than such minimum utilization requirement. The Subsidiary paid an upfront fee and incurred other customary costs and expenses in connection with the Credit Facility.

In connection with the Credit Facility, each of the Corporation, the Servicer and the Subsidiary have made certain representations and warranties and are required to comply with various covenants and other customary requirements. Upon the occurrence of an event of default, Morgan Stanley may declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

Borrowings of the Subsidiary will be considered borrowings of the Corporation for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The foregoing description of the Credit Facility as set forth in this Item 1.01 is a summary only and is qualified in all respects by the provisions of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1*        Loan and Servicing Agreement, dated as of March 15, 2021, by and among the Corporation, FBCC Lending I, LLC, Franklin BSP Capital Adviser L.L.C., Morgan Stanley Asset Funding, Inc., as administrative agent, and U.S. Bank National Association as collateral agent, account bank and collateral custodian.

*Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin BSP Capital Corporation

Date: March 17, 2021	By:	/s/ Nina K. Baryski
	Name:	Nina K. Baryski
	Title:	Chief Financial Officer and Treasurer